EXHIBIT 99.1

Lifeway Foods Reports Record Third Quarter and Nine Months Sales Results

Monday, October 3, 4:33 pm ET

•	Sales for 3rd Quarter 2005 Rose 26%
•	Full 3rd Quarter results and Earnings scheduled for November 14, 2005
•	Test marketed Kefir in a healthcare facility for first time.

Morton Grove, IL—October 3, 2005—Lifeway Foods Inc., (Nasdaq: LWAY), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the third quarter ended September 30, 2005, Lifeway Foods sales increased 26% to $5,194,968 from $4,138,606 during the same period a year ago. For the nine months period ended September 30, 2005, sales rose 23% to $14,924,395, compared to $12,075,778 for the same period in 2004.

Julie Smolyansky, Lifeway's CEO, commented, "During the third quarter we were able to achieve new milestones and new distribution opportunities for our products that in previous years were not available. We have started to test market our kefir in club-store channels, restaurant food service, and most recently, an opportunity to offer kefir to an in-patient hospital healthcare setting based on the probiotic benefit that Lifeway Kefir may offer to populations undergoing antibiotic treatment. While most of these opportunities are limited, it offers Lifeway the chance to service new channels while advancing our shelf space and increased purchase orders in traditional grocer stores and natural food stores nationwide.”

In addition, CFO Edward Smolyansky commented, “We are very comfortable about the future growth of the company. In the coming months, we have a wide variety of new and exciting products that we will bring to market, and this, along with the continuing acceptance of our Kefir drinks, should help fuel our growth.” Smolyansky added “Our new warehousing facility is allowing us to purchase our raw materials in greater quantities, thereby reducing our overall cost of goods sold.”

About Lifeway Foods, Inc.

Lifeway, named as Forbes' 38th best small business and Fortune Small Business' 47th Fastest Growing Small Business, is America's leading supplier of the cultured dairy product known as kefir. Kefir is a dairy beverage that contains ten types of "friendly," active probiotic cultures. While most regular yogurt only contains two or three of these cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It's Pudding!.

For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.